British American Tobacco Licenses 22nd Century Group Technology

CLARENCE, N.Y. – 22nd Century Group, Inc. (OTCQB: XXII) today announced that its subsidiary, 22nd Century Limited, LLC, and British American Tobacco (Investments) Limited, a subsidiary of British American Tobacco plc (LSE: BATS; NYSE MKT: BTI), have signed a worldwide research license agreement (the “Agreement”) granting BAT access to 22nd Century’s patented technology which alters levels of nicotinic alkaloids in tobacco plants.

The Agreement grants British American Tobacco (Investments) Limited and all other affiliates of British American Tobacco plc (collectively, “BAT”) rights to three of 22nd Century’s patent families encompassing a cumulative of 28 patents and patent applications in various countries and regions and an option to enter into a worldwide commercial license with 22nd Century. 22nd Century Group and its affiliates retain worldwide rights to the technology and patents licensed to BAT for use worldwide in 22nd Century’s products and brands.

The research term of the Agreement is for a period of up to four years during which time 22nd Century and BAT will collaborate on research efforts to further develop the subject technology. Pursuant to the Agreement, BAT can exercise its option to enter into a worldwide royalty-bearing commercial license (the “License”) at any time during the research term. If the option is exercised, the Agreement would terminate and would be replaced by the License, which would extend to at least the year 2028, unless sooner terminated by either of the parties.

Simultaneous with the signing of the Agreement, BAT is making an upfront payment of $7 million to 22nd Century. Pursuant to the Agreement, BAT is also agreeing to pay to 22nd Century up to an additional $7 million during the course of the research term upon the completion of certain development milestones.

“This partnership with British American Tobacco, which sells product in approximately 180 countries, represents 22nd Century’s greatest growth milestone to date and an important step in the development of 22nd Century’s next generation tobacco products. BAT has always been our first choice as a partner,” stated Joseph Pandolfino, 22nd Century’s Founder and Chief Executive Officer.

Gary Nicholson, BAT’s Head of Global Leaf Research, stated that “BAT is excited to be working with 22nd Century in this area of developing technology. This work is part of BAT’s ongoing Research & Development activities relating to tobacco products.”

About 22nd Century Group, Inc.

22nd Century is a plant biotechnology company whose proprietary technology allows for the levels of nicotine and other nicotinic alkaloids (e.g., nornicotine, anatabine and anabasine) in the tobacco plant to be decreased or increased through genetic engineering or plant breeding. 22nd Century owns or is the exclusive licensee of 112 issued patents in 78 countries plus an additional 38 pending patent applications. Goodrich Tobacco Company, LLC and Hercules Pharmaceuticals, LLC are wholly-owned subsidiaries of 22nd Century. Goodrich Tobacco is focused on commercial tobacco products and tobacco harm reduction products in development. Hercules Pharmaceuticals is focused on X-22, a prescription smoking cessation aid in development.

For additional information, please visit: www.xxiicentury.com

Cautionary Note Regarding Forward-Looking Statements: This press release contains forward-looking information, including all statements that are not statements of historical fact regarding the intent, belief or current expectations of 22nd Century Group, Inc., its directors or its officers with respect to the contents of this press release. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events. You should carefully review and consider the various disclosures made by us in our annual report on Form 10-K for the fiscal year ended December 31, 2012, filed on March 18, 2013, including the section entitled “Risk Factors,” and our other reports filed with the U.S. Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

Contact

Redington, Inc.

Tom Redington

203-222-7399